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                                                                     EXHIBIT 5.1


                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522

                                         April 15, 2002




CoreComm Holdco, Inc.
110 East 59th Street
26th Floor
New York, New York 10022

                  Re: CoreComm Holdco, Inc.

Ladies and Gentlemen:

      You have requested that we deliver an opinion as to the legality of the shares of common stock (the "Holdco Common Stock"), par value $0.01 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Rights"), of CoreComm Holdco, Inc., a Delaware corporation (the "Company"), to be issued pursuant to the offers by the Company (the "Exchange Offers") to exchange (i) 1/38.9 of a share of Holdco Common Stock for each validly tendered and accepted share of common stock (the "Limited Common Stock"), par value $0.01 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of CoreComm Limited, a Delaware corporation ("Limited"), and (ii) 9.1047 shares of Holdco Common Stock and $30.00 in cash, without interest, for each $1,000 in aggregate principal amount of 6% Convertible Subordinated Notes due 2006 of Limited (the "Public Notes") that is validly tendered and accepted.

      This opinion is being furnished in accordance with, and is limited to, the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company's registration statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act (the "Registration Statement"); (ii) the Restated Certificate of Incorporation of the Company, as amended to date and as certified by the Secretary of State of the State of Delaware and currently in effect; (iii) the By-Laws of the Company, as amended to date and currently in effect; (iv) a specimen certificate representing the Holdco Common Stock; (v) the Rights Agreement, dated as of December 17, 2001, by and between the Company and Continental Stock Transfer & Trust Company pursuant to which the Rights were issued or are issuable; and (vi) certain resolutions of the Board of Directors of the Company relating to the Exchange Offers and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, statements, certificates and receipts of public officials, certificates of directors, officers and other representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents,
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we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents. In addition, in making our examination of executed documents, we have assumed that such documents constitute the valid and binding obligations of the parties thereto.

      As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of directors, officers and other representatives of the Company and others. In rendering the opinions set forth herein, we have assumed that the certificates representing the shares of Holdco Common Stock to be issued pursuant to the transactions contemplated by the Exchange Offers will conform to the specimen certificate examined by us and will be countersigned by a duly authorized officer of the transfer agent for the Holdco Common Stock and will be duly registered by the registrar for the Holdco Common Stock in the share record books of the Company.

      Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

      Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Holdco Common Stock to be issued in exchange for shares of Limited Common Stock and the Public Notes pursuant to the Exchange Offers have been duly authorized for issuance and, when issued upon consummation of the Exchange Offers, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                         Very truly yours,


                                         /s/ Skadden, Arps, Slate, Meagher
                                                & Flom LLP


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